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                                                                 Exhibit 10(n)

                                February 11, 1997


Sun Television and Appliances, Inc.
c/o Mr. Ned Sherwood
Zaleski & Sherwood
120 West 45th Street, Suite 2600
New York, NY 10036

To the Members of the Board of Directors:

         This letter agreement (the "Agreement") will confirm and set forth the terms of the engagement by Sun Television and Appliances, Inc. ("SNTV" or the "Company") of BTS LLC ("BTS"), a subsidiary of Price Waterhouse LLP ("PW"), to develop and submit its business turnaround plan and recommendation (the "Plan") to the Board of Directors of SNTV.

I. The Company shall be responsible for the accuracy and completeness of all information provided to BTS. All information delivered by the Company directly or indirectly through BTS to any third party will be the express and sole responsibility of the Company and not BTS. The Company agrees that it will advise in writing any third parties of its responsibility under this section and agrees that BTS is authorized to do the same as it deems appropriate.

II. While BTS's work may include an analysis of financial and accounting data, this engagement will not include an audit, compilation or review of any kind of the Company's financial statements or information. Company management will be solely responsible for any and all financial information prepared during the course of this engagement, and neither BTS nor PW will examine, review or compile any such financial information. Accordingly, as part of this engagement, neither BTS nor PW will express any opinion on the financial statements or other financial information of the Company.

III. The schedules, workpapers and internal memoranda, and other material assembled or prepared by BTS during the engagement will be the property of BTS. Any such materials furnished to the Board may be retained by the Company as part of the permanent corporate records. Any records of the Company obtained by BTS will be returned to the Company at the conclusion of this engagement. Anything herein to the contrary notwithstanding, information made available by the Company to BTS concerning its business, financial condition, operations, assets and liabilities


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     Sun Television and Appliances, Inc.
     Page 2
     February 11, 1997

         ("Company Information"), and all analyses, compilations, studies or other documents prepared by BTS based, in whole or in part, upon Company Information, shall be used solely for the purpose of effecting the corporate revitalization and preparation of the business turnaround plan and recommendation referred to above, and will be kept confidential and will be disclosed only to employees of BTS and PW who need to know such information for the purposes set forth in this Agreement, and who agree to keep such information confidential.

IV. The Company shall not disclose any work or analysis of BTS to any third party other than the Company's lenders, attorneys and advisors or as otherwise required by law, without BTS's prior written consent, which shall not be unreasonably withheld.

V. BTS is a subsidiary of PW, a firm which includes many offices through the United States. PW is engaged by major clients every day and cannot assure that, during or following this engagement period by you, an engagement will not be accepted by PW or BTS for a client engaged in the same business as the Company, in competition with the Company, or doing business with the Company. Notwithstanding the foregoing, PW and BTS will use their best efforts to ensure that, during the term of this engagement and for six months thereafter, PW and BTS will not accept any engagement involving BTS or PW personnel at a manager level or higher utilized in performing duties hereunder, in any matter adverse to the interests of the Company as contemplated by this engagement. In the event it is determined that BTS or PW personnel are so engaged, the Company reserves the right to terminate this agreement.

VI. The Company will pay BTS for time expended by BTS employees (other than R. Carter Pate) and outside consultants engaged by BTS in the preparation and submission to the Board of the Plan at standard hourly rates for those persons so engaged, in an aggregate amount not to exceed $100,000, plus their reasonable out-of-pocket (including out-of-town living) expenses.

VII. As compensation for its services, BTS will receive from the Company options to purchase 500,000 shares of common stock of the Company pursuant to the Stock Option Agreement dated February 11, 1997 between BTS and SNTV and incorporated herein by reference.

VIII. The options are exercisable with respect to 166,666 shares at the end of the first year following the date of this Agreement and 166,667 shares at the end of each of the second and third years following the date of this Agreement (such amounts to


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Sun Television and Appliances, Inc.
Page 3
February 11, 1997

         be cumulative). Notwithstanding the foregoing schedule, the options shall be exercisable: (a) as to 250,000 shares whenever the price per share shall reach $4.50 and stay at or above that level for sixty (60) or more consecutive days; (b) as to all 500,000 shares whenever the price per share shall reach $7.00 and stay at or above that level for sixty (60) or more consecutive days; or (c) as to all 500,000 shares upon Mr. Carter Pate's termination as a member of the Board of Directors after six months from the date of this agreement for any reason other than for his intentional and willful disregard of his duties.

IX. To the extent not exercised, the options will terminate upon (a) Mr. Pate's resignation as Chairman of the Board of Directors within two months of the date of this Agreement; (b) failure of Mr. Pate, upon request by the Board of Directors, to continue as Chairman of the Board at compensation of an hourly rate of $350, not to exceed two days per week, for an additional four months following the date of this agreement; (c) resignation from the Board of Directors by Mr. Pate within three years from the date of this agreement; (d) resignation of Mr. Pate from the Board of Directors within one year from the date the option is fully vested, if the option vests within two years from the date of this agreement (e) the termination of Mr. Pate as a member of the Board of Directors for intentional and willful disregard of his duties; or (f) the fifth anniversary of the date of this Agreement.

X. The Company agrees that it will use its best efforts to promptly register the shares covered by the options granted to BTS with the Securities and Exchange Commission. It is expected that the registration of those shares will be declared effective by the SEC no later than June 30, 1997. In the event that the shares are not or for whatever reason cannot be registered or are not available when the options become exercisable pursuant to Paragraph VIII, the Company and BTS agree that alternative arrangements will be entered into which result in the same economic benefit to BTS as if the shares had been registered.

XI. The Company agrees to release, indemnify and hold BTS, its members, officers, directors, employees and agents, and PW, its partners, principals, employees and agents, harmless from any and all liabilities (including incidental or consequential damages), costs and expenses (including reasonable attorney's fees) incurred by reason of any action taken or omitted to be taken by any BTS or PW personnel performing services for the Company, unless it is determined that such personnel acted in intentional or willful disregard for their duties. The indemnification shall survive any termination of this engagement for any reason.

XII. If any BTS personnel is required to give testimony or attend hearings, sessions or


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Sun Television and Appliances, Inc.
Page 4
February 11, 1997

         meetings in connection with any actual or threatened claims or litigation proceedings (including without limitation arbitration, mediation or alternative dispute resolution relating to any aspect of extraordinary matters (e.g., shareholder suits, government or regulatory investigations, unsolicited takeover attempts or proxy fights, etc.)), all time expended in preparing for or giving such testimony or attending such hearings or meetings, shall be charged at standard hourly rates and, in addition, all reasonable expenses incurred in connection therewith shall be reimbursed by the Company. Once the engagement has terminated for any reason, all time expended by BTS personnel in connection with any actual or threatened claims or litigation proceedings relating in any way to BTS's duties pursuant to this Agreement or in connection with this engagement shall be charged to the Company at the standard hourly rates.

         In addition to the fees described above, the Company will reimburse BTS for actual out-of-pocket expenses incurred, such as photocopying, travel, hotel, meals or apartment living. If during the term of this Agreement, BTS deems it necessary to seek the advice of separate legal counsel of its choice to advise them regarding matters related to this engagement then, following notice to the Board and an opportunity to discuss the matter with them, the reasonable fees and expenses of such separate legal counsel will be reimbursed by the Company.

         Invoices will be submitted on the second and last Tuesday of each month to be paid within seven (7) days, with balances outstanding for more than thirty days subject to a two percent (2%) per month interest charge. Payment is to be made to:

                           BTS, LLC
                           c/o R. Carter Pate
                           2001 Ross Avenue
                           Suite 1800
                           Dallas, TX  75201

XIII. This agreement will terminate (subject to a separate agreement by the parties with respect to further services to be performed hereunder by BTS and compensation therefor) upon termination of, or resignation by, Mr. Pate as a member of the Board of Directors.

If you agree to the terms and conditions set forth above, please indicate your acceptance and approval by signing this letter in the space provided below and on the duplicate copy attached.


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Sun Television and Appliances, Inc.
Page 5
February 11, 1997

     We look forward to serving you in this important matter.

     Sincerely,

     BTS, LLC
     a Subsidiary of
     Price Waterhouse LLP

     By: /s/ R. Carter Pate
        --------------------------------
      R. Carter Pate (not individually)

     SUN TELEVISION AND APPLIANCES, INC.

     By: /s/ James R. Copitzky
        --------------------------------

     Its: President
        -------------------------------

     Date: 2/11/97
         ------------------------------


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                       SUN TELEVISION AND APPLIANCES, INC.
                             STOCK OPTION AGREEMENT

         Sun Television and Appliances, Inc. (the "Company") hereby grants, effective this 11th day of February, 1997 (the "effective date") to BTS, LLC (the "Optionee") an option to purchase 500,000 shares of its common stock, $.01 par value (the "Option Shares"), at a price of $2.1875 per share (the "Option").

         1. RELATIONSHIP TO THE AGREEMENT. This Option is granted pursuant to the Agreement dated as of February 11, 1997 (the "Agreement") between the Company and the Optionee with respect to services to be rendered by Optionee to the Company. Capitalized terms used herein without definition are used as defined in the Agreement. The Option shall be exercisable and shall terminate as provided in Paragraphs VIII and IX of the Agreement.

         2. METHOD OF EXERCISE. This Option shall be exercisable by delivery to the Company of written notice of exercise specifying the number of shares to be purchased. Upon receipt of payment for the shares to be purchased pursuant to the Option, the Company will deliver or cause to be delivered to the Optionee a certificate or certificates for the number of shares with respect to which this Option is being exercised, registered in the name of the Optionee; provided, however, that if any law or regulation or order of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require the Company or Optionee to take any action in connection with the shares then being purchased, the delivery of the certificate or certificates for such shares may be delayed for the period necessary to take and complete such action.

         3. REGISTRATION OF OPTION SHARES. The Company undertakes to file with the Securities and Exchange Commission ("SEC") an appropriate registration statement for the registration of the Option Shares pursuant to the Securities Act of 1933, as amended (the "Act") and to use its best efforts to cause the same to become and remain effective to permit the sale of the Option Shares without violation of the Act. If the registration of the Option Shares is not effected by June 30, 1997, the Company agrees that it will provide to the Optionee a compensation arrangement based upon the price of the Company's common stock as nearly as possible equivalent to, based upon the same number of shares, and having the same base and acceleration prices and exercise and termination provisions as the Option.

         4. GENERAL. This Agreement shall be construed as a contract under the laws of the State of Ohio. It may be executed in several counterparts, all of which shall constitute one Agreement. It shall bind and benefit the parties and their respective successors and assigns.



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         IN WITNESS WHEREOF, the Company and the Optionee have caused this
Agreement to be executed as of the date first above written.

                              SUN TELEVISION AND APPLIANCES, INC.

                              By: James R. Copitzky
                                 ---------------------------------------

                              Its: President
                                  --------------------------------------

                              OPTIONEE:

                              BTS, LLC

                              By: /s/ R. Carter Pate
                                 ----------------------------------------


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